                                                                     EXHIBIT 8.1

                         [Hunton & Williams Letterhead]

October 5, 2000

NUI Corporation
550 Route 202-206
P. O. Box 760
Bedminster, New Jersey  07921-0760

Virginia Gas Company
200 East Main Street
Abingdon, Virginia  24210

                         Merger of VGC Acquisition, Inc.
                            Into Virginia Gas Company
                       Certain Federal Income Tax Matters
                       ----------------------------------

Ladies and Gentlemen:

We have acted as counsel to NUI Corporation ("NUI"), a New Jersey corporation, in connection with the proposed merger (the "Merger") of VGC Acquisition, Inc. ("Merger Subsidiary"), a Delaware corporation and wholly-owned subsidiary of NUI, with and into Virginia Gas Company ("Virginia Gas"), a Delaware corporation, pursuant to the Agreement and Plan of Reorganization dated as of June 13, 2000, by and among NUI, Merger Subsidiary, and Virginia Gas (the "Agreement"). This opinion letter is delivered to you in connection with the Form S-4 Registration Statement relating to the Merger filed under the Securities Act of 1933 (the "S-4").

Virginia Gas' only class of stock outstanding is common stock. Virginia Gas also has outstanding options and warrants to purchase its common stock. Each outstanding share of Virginia Gas common stock (other than any shares held by NUI) will be converted into NUI common stock having a market value of $4.00. If a Virginia Gas shareholder otherwise would be entitled to receive a fractional share of NUI common stock upon the exchange of shares of Virginia Gas common stock in the Merger, NUI will pay cash in lieu of the fractional share. Virginia Gas shareholders are not entitled to exercise dissenter's rights with respect to the Merger.

At the effective time of the Merger, each outstanding option to acquire Virginia Gas common stock having a $4.125 exercise price will be terminated and converted into the right to receive $1 in cash from NUI; all other options to acquire Virginia Gas common stock will be canceled

                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                                 October 5, 2000
                                                                          Page 2

without any payment. The warrants to acquire Virginia Gas common stock will, in accordance with their terms, remain outstanding after the Merger. If all the warrants were to be exercised, the Virginia Gas common stock issued upon their exercise would constitute less than 20 percent of the outstanding shares of Virginia Gas common stock.

On July 12, 2000, Virginia Gas issued to NUI Capital Corp. ("Capital Corp."), a wholly-owned subsidiary of NUI, a revolving credit note whereby Virginia Gas borrowed $5 million from Capital Corp., at an annual interest rate equal to LIBOR plus 3.0 percent. Virginia Gas used the proceeds of that $5 million loan to purchase land and other assets necessary for the construction of a gas pipeline and gas storage facilities. On September 11, 2000, Virginia Gas and Capital Corp. entered into an unsecured, unsubordinated $20 million Credit Facility (the "Credit Facility"). Amounts outstanding under the Credit Facility bear interest at an annual rate equal to LIBOR plus 3 percent. Interest is payable quarterly, and the entire outstanding principal amount is payable on the first to occur of (i) March 1, 2002 or (ii) the termination of the Agreement. In addition, if an event of default occurs under the Credit Facility (including the occurrence of certain events of default under Virginia Gas' other senior loan agreements), Capital Corp. may declare all outstanding principal and accrued interest immediately due and payable. Virginia Gas has paid off the earlier $5 million loan from Capital Corp. with funds borrowed under the Credit Facility. Except for the amount borrowed to pay the $5 million note, amounts borrowed under the Credit Facility may be used only to buy certain real estate located in Saltville, Virginia, and for the obligations of Virginia Gas related to certain pipeline and gas storage construction costs.

In connection with entering into the $5 million loan and the Credit Facility, Virginia Gas granted to Capital Corp. options to purchase an aggregate of 1,095,475 shares of Virginia Gas common stock. Those options are exercisable only if an event of default occurs under the Credit Facility or if the Agreement is terminated under circumstances in which NUI is not entitled to, or is entitled to but does not receive payment of, a termination fee. The options will terminate upon the earlier to occur of (i) the effective time of the Merger or
(ii) in the absence of any default under the Credit Facility, the termination of the Agreement under circumstances in which NUI is entitled to, and actually receives, a termination fee.

NUI and NUI Holding Company, a New Jersey corporation formed by NUI to become the parent corporation of NUI, have entered into an agreement whereby NUI shareholders (including former Virginia Gas shareholders) are to exchange each outstanding share of NUI common stock for a share of NUI Holding Company common stock (the "Holding Company Exchange"). As a result, NUI Holding Company is to acquire and own all the stock of NUI outstanding at the time of the Holding Company Exchange.

                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                                 October 5, 2000
                                                                          Page 3

You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement, the Form S-4 Registration Statement relating to the Merger filed under the Securities Act of 1933 (the "S-4"), the $5 million and $20 million notes between Virginia Gas and Capital Corp., the stock option agreements between Virginia Gas and Capital Corp., and such other documents as we have considered necessary. In addition, we have assumed, with your consent, the following:

1. The fair market value of the NUI common stock (including any fractional share interest) received by a Virginia Gas shareholder in exchange for Virginia Gas common stock will be approximately equal to the fair market value of Virginia Gas common stock surrendered in the Merger.

2. None of the compensation received by any shareholder-employee of Virginia Gas in connection with the Merger will be separate consideration for, or allocable to, any shares of Virginia Gas common stock; none of the shares of NUI common stock received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

3. The payment of cash in lieu of fractional shares of NUI common stock is solely for the purpose of avoiding the expense and inconvenience to NUI of issuing fractional shares and does not represent separately bargained-for consideration.

4. No share of Virginia Gas common stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by Virginia Gas or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of Virginia Gas in anticipation of the Merger, and Virginia Gas has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

5. There is no plan or intention for NUI or any subsidiary of NUI to acquire directly or indirectly (including, without limitation, through a partnership) any of the NUI common stock issued in the Merger or to make any extraordinary distribution with respect to such stock, except for the acquisition of NUI common stock by NUI Holding Company.

6. The Holding Company Exchange, if consummated, will qualify as a reorganization within the meaning of section 368(a)(1)(B) of the Internal Revenue Code (the "Code").

                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                                 October 5, 2000
                                                                          Page 4

7. If the Holding Company Exchange is consummated after the Merger, NUI Holding Company will acquire all of the then-outstanding NUI common stock (including shares of NUI common stock issued to Virginia Gas shareholders in the Merger) solely in exchange for NUI Holding Company voting common stock, and NUI Holding Company will own all the issued and outstanding stock of NUI.

8. If the Holding Company Exchange is consummated after the Merger, there will be no plan or intention for NUI Holding Company to dispose of any shares of NUI common stock or for NUI to issue additional shares of its stock that would result in NUI Holding Company's owning less than 80 percent of the total combined voting power of all classes of NUI voting stock or less than 80 percent of each class of NUI nonvoting stock.

9. If the Holding Company Exchange is consummated after the Merger, there will be no plan or intention for NUI Holding Company or any subsidiary of NUI Holding Company to acquire directly or indirectly (including, without limitation, through a partnership), or to make any extraordinary distribution with respect to, any of NUI Holding Company stock issued in exchange for the NUI common stock.

10. Neither NUI nor any subsidiary of NUI (a) owns any shares of Virginia Gas common stock or (b) has acquired or will acquire directly or indirectly (including, without limitation, through a partnership) any shares of Virginia Gas common stock in anticipation of the Merger.

11. Neither NUI nor any subsidiary of NUI (a) has transferred or will transfer cash or other property to Virginia Gas or any subsidiary of Virginia Gas in anticipation of the Merger or (b) has made or will make any loan to Virginia Gas or any subsidiary of Virginia Gas in anticipation of the Merger, except for the loans made by Capital Corp. to Virginia Gas as described above.

12. Following the Merger, Virginia Gas will hold (a) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Virginia Gas immediately before the Merger and
(b) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Subsidiary immediately before the Merger. For this purpose, amounts paid by Virginia Gas or Merger Subsidiary for expenses related to the Merger and any redemptions and distributions (except for regular, normal dividends) made in connection with the Merger are treated as assets held by Virginia Gas or Merger Subsidiary, as appropriate, immediately before the Merger, but any assets transferred to Merger Subsidiary by NUI in connection with the Merger are not taken into account.

                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                                 October 5, 2000
                                                                          Page 5

13. At the effective time of the Merger, the fair market value of Virginia Gas' assets will exceed the sum of Virginia Gas' liabilities plus the amount of liabilities, if any, to which its assets are subject.

14. Following the Merger, Virginia Gas will continue its historic business or use a significant portion of its historic business assets in a business.

15. The liabilities of Merger Subsidiary, if any, that will be assumed by Virginia Gas and the liabilities, if any, to which the assets of Merger Subsidiary are subject were incurred by Merger Subsidiary in the ordinary course of business. Merger Subsidiary holds, and at the effective time of the Merger will hold, only those assets necessary for it to effect the Merger.

16. There is no indebtedness existing between (a) Virginia Gas or any subsidiary of Virginia Gas and (b) NUI, Merger Subsidiary or any other subsidiary of NUI, except for indebtedness under the Credit Facility.

17. Virginia Gas, Capital Corp., and NUI intend for the $5 million revolving credit loan and the loan(s) to Virginia Gas under the Credit Facility to constitute debt, and each of those parties has treated and will treat all such loans as debt, for federal income tax and financial accounting purposes.

18. Virginia Gas, Capital Corp., and NUI expected, when Virginia Gas and Capital Corp. entered into the Credit Facility, and currently expect that Virginia Gas will be able to repay that debt from its own funds (or from funds obtained from an unrelated lender) on the stated maturity date of March 1, 2002.

19. Before the effective time of the Merger, Capital Corp. will distribute to NUI as a dividend all of Capital Corp.'s interest in the Credit Facility and related note. NUI will hold the note with no plan or intention to transfer it (or any interest in or under the Credit Facility) to any other person.

20. NUI has paid or will pay the expenses of NUI and Merger Subsidiary incurred in connection with the Merger, and Virginia Gas has paid or will pay its expenses incurred in connection with the Merger, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement/Prospectus, expenses incurred in printing and filing the S-4, and HSR filing fees will be shared equally by NUI and Virginia Gas. Virginia Gas shareholders will pay their expenses, if any, incurred in connection with the Merger.

21. NUI owns, and immediately before and after the Merger will own, all the outstanding stock of Merger Subsidiary.

                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                                 October 5, 2000
                                                                          Page 6

22. There is no plan or intention for Virginia Gas to issue additional shares of its stock that would result in NUI's owning less than 80 percent of the total combined voting power of all classes of Virginia Gas voting stock or less than 80 percent of each class of Virginia Gas nonvoting stock.

23. At the effective time of the Merger, Virginia Gas will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of Virginia Gas that would cause NUI to own less than 80 percent of the total combined voting power of all classes of Virginia Gas voting stock or less than 80 percent of each class of Virginia Gas nonvoting stock.

24. There is no plan or intention (a) to liquidate Virginia Gas, (b) to merge Virginia Gas into another entity, (c) for NUI to sell or otherwise dispose of any stock of Virginia Gas, or (d) for Virginia Gas to sell or otherwise dispose of any of its assets, except for dispositions made by Virginia Gas in the ordinary course of business.

25. For each of NUI, Virginia Gas, and Merger Subsidiary, less than 50 percent of the fair market value of its adjusted total assets consists of stock and securities. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities and (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary.

26. No Virginia Gas shareholder is a foreign person for United States income tax purposes.

27. No shares of Virginia Gas common stock, if any, that were acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code.

28. No outstanding Virginia Gas common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective time of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an award (a) granted in a transaction that satisfies the requirements under S.E.C. Rule 16b-3 or (b) granted more than six months before the effective time of the Merger.

                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                                 October 5, 2000
                                                                          Page 7

29. Since April 16, 1997, Virginia Gas has not distributed to its shareholders or security holders stock or securities of a controlled corporation in a transaction to which section 355(a) of the Code applies.

We assume that (a) the preceding enumerated statements are and will remain accurate, (b) the Merger will be consummated in accordance with the Agreement,
(c) both the $5 million revolving credit loan and the loan(s) under the Credit Facility from Capital Corp. to Virginia Gas constitute debt for federal income tax purposes, and (d) none of the options granted to Capital Corp. to acquire Virginia Gas common stock has been or will be exercised.

On the basis of the foregoing, we are of the opinion that (under existing law) for federal income tax purposes:

1. The Merger will be a reorganization within the meaning of section 368(a) of the Code, and NUI and Virginia Gas each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

2. Neither NUI nor Merger Subsidiary will recognize gain or loss on the issuance of NUI common stock, the acquisition of Virginia Gas common stock, or the transfer of Merger Subsidiary's assets to Virginia Gas in the Merger.

3. Virginia Gas will not recognize gain or loss on the acquisition of the assets of Merger Subsidiary in the Merger or on the constructive distribution, if any, of NUI common stock to Virginia Gas shareholders.

4. A Virginia Gas shareholder will not recognize gain or loss on the exchange of shares of Virginia Gas common stock solely for shares of NUI common stock (including any fractional share interest) in the Merger.

5. The aggregate basis of shares of NUI common stock (including any fractional share interest) received in the Merger by a Virginia Gas shareholder will be the same as the aggregate basis of the shares of Virginia Gas common stock exchanged therefor.

6. The holding period for shares of NUI common stock (including any fractional share interest) received in the Merger by a Virginia Gas shareholder will include the holding period for the shares of Virginia Gas common stock exchanged therefor, if such shares of Virginia Gas common stock are held as capital assets at the effective time of the Merger.

7. Cash received by a Virginia Gas shareholder in lieu of a fractional share of NUI common stock will be treated as having been received as full payment in exchange for such fractional

                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                                 October 5, 2000
                                                                          Page 8

share pursuant to section 302(a) of the Code. Accordingly, a Virginia Gas shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share interest.

We are also of the opinion that the material federal income tax consequences of the Merger to Virginia Gas shareholders are fairly summarized in the S-4 under the headings "Summary of Proxy Statement Prospectus--Material Federal Income Tax Consequences" and "Proposal No. 1: The Merger--Material Federal Income Tax Consequences".

Except as set forth above, we express no opinion regarding any tax consequences of the Merger. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the S-4 and to the references to this firm in the S-4 under the aforementioned headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                  Very truly yours,

                                                  /s/ Hunton & Williams